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Exhibit 99.1

                                                          [LOCKHEED MARTIN LOGO]

                                                           For Immediate Release
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LOCKHEED MARTIN STREAMLINES AERONAUTICAL AND SPACE BUSINESSES
Expected Savings Total $200 Million; 2800 Workforce Reduction Announced


Bethesda, Maryland, January 27, 2000 -Lockheed Martin Corporation (NYSE: LMT) today announced actions to streamline its Aeronautical Systems and Space Systems business areas in a move to improve business operations by reducing general and administrative costs, speed decision-making processes and focus resources on program execution. These actions are expected to generate $200 million in annual savings and result in a reduction of more than 2800 employees.

The majority of the savings will be achieved in the Aeronautical Systems business area and will be realized by the streamlining of the management structures, the centralization of core administrative functions and consolidation of selected Aeronautics activities in engineering, production operations and material management.

In conjunction with these actions, the Corporation expects to incur severance and other related expenses in the near term. However, the financial effects associated with these expenses will be off-set by cost reductions and are not expected to affect the previously announced earnings outlook.

"These actions are the direct result of our continuing drive to improve our customer focus, flatten
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our management structure and enhance our financial performance," stated Vance
Coffman, Chairman and Chief Executive Officer of Lockheed Martin. "They will result in real savings and ensure greater flexibility allowing us to successfully adapt to changing market conditions, maintain the level of program execution our customers expect, while improving our ability to react to new business opportunities," he said.

Effective immediately, the Aeronautical Systems business area will consolidate its organization and operations into a focused one-company structure named the Lockheed Martin Aeronautics Company headquartered in Ft. Worth, Texas. The organization will be led by Dain Hancock, a Lockheed Martin Corporate Executive Vice President. Within this one-company structure, the Palmdale, California site will remain engaged in advanced development initiatives. The Ft. Worth, Texas and Marietta, Georgia facilities will concentrate and focus on aircraft production and assembly. In addition to these sites, four subassembly plants in Clarksburg, West Virginia; Johnstown, Pennsylvania; Meridian, Mississippi and Pinellas, Florida also will report administratively to the new Lockheed Martin Aeronautics Company.

This streamlining of the Aeronautical Systems business area reflects an adjustment to market conditions and is intended to reduce duplication and administrative costs while improving customer satisfaction. The workforce reduction announced today will total 2500. These actions are expected to come in approximately equal measure from the company's three primary sites in Georgia, California and Texas. Today's announced layoffs, plus the 2000 person reduction previously announced for the Marietta, Georgia facility, bring the business area's total announced workforce reduction to 4500. Reductions have been on-going since September 1999 and will be completed within 18 months, with most actions completed prior to the end of 2000. These actions are expected to generate annual savings ranging from $160 to $175 million.

In a similar fashion, the Space Systems business area will integrate its organization and operations by establishing a new Lockheed Martin Space Systems Company in Denver, Colorado. This company will be led by Albert Smith, Lockheed Martin Corporate Executive Vice President. Denver Operations President and General Manager Tom Marsh will join Smith in this new office as his deputy.
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Reporting to the Space Systems Company are operations in Sunnyvale, California,
Denver, Colorado and New Orleans, Louisiana. In addition, Special Programs, International Launch Services and Commercial Space Systems will also report to Smith in this new organization.

Reductions in the Space Systems business area are focused on management realignments and consolidations of staff support activities such as finance, human resources, legal and communications. Total workforce reductions are expected to be 300-400, of which approximately 60 percent will come from Sunnyvale, 30 percent from Denver, and 10 percent from Michoud. These actions are expected to generate annual savings in the $30-$40 million range and are effective immediately.

Headquartered in Bethesda, Maryland, Lockheed Martin is a global enterprise principally engaged in the research, design, development, manufacture and integration of advanced-technology systems, products and services. The Corporation employs 140,000 people with core businesses in systems integration, space, aeronautics, and technology services. Lockheed Martin had 1998 sales surpassing $26 billion.

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NEWS MEDIA CONTACT:            James Fetig, 301/897-6352
INVESTOR RELATIONS CONTACT:    James Ryan, 301/897-6584or
                               Randa Middleton, 301/897-6455
Web site: www.lmco.com
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     NOTE: Statements in this press release, including the statements relating to projected future financial performance, are considered forward-looking statements under the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans," estimates, "outlook," "forecast, " and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we may project.
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     As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent nature of projections and may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this press release to reflect events or circumstances or changes in expectations or the occurrence of anticipated events.

     In addition to the factors set forth in our filings with the Securities and Exchange Commission (www.sec.gov), the following factors could affect the
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     forward-looking statements: the ability to achieve or quantify savings for our customers or ourselves as a result of our reorganization efforts, including the recently announced business area streamlining and staff reductions, or in our global cost-cutting program; our ability to grow earnings and generate cash flow in accordance with our beliefs; difficulties during space launches; the ability to obtain or the timing of obtaining future government awards; the availability of government funding and customer requirements; economic conditions, competitive environment, international business and political conditions, timing of awards and contracts; timing and customer acceptance of product delivery and launches; the outcome of contingencies, including completion of any acquisitions and divestitures, litigation and environmental remediation, program performance, and our ability to consummate the Comsat transaction. These are only some of the numerous factors which may affect the forward-looking statements in this press release.